Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
National Rural Utilities Cooperative Finance Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-199914, No. 333-191114, and No. 333-187721) on Form S-3 of National Rural Utilities Cooperative Finance Corporation of our report dated
August 26, 2015, with respect to the consolidated balance sheets of National Rural Utilities Cooperative Finance Corporation as of May 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended May 31, 2015, which report appears in the May 31, 2015 annual report on Form 10-K of National Rural Utilities Cooperative Finance Corporation.

/s/ KPMG LLP

McLean, Virginia
August 26, 2015